Exhibit 99.1

                        SERVOTRONICS, INC. REPORTS AMEX NOTICE

Elma, NY -- Servotronics, Inc. (Amex - SVT ) On August 16, 2005 the Company filed a Form 12b-25 Notification of Late Filing relative to its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 with the Securities and Exchange Commission (SEC). A press release containing preliminary financial information was issued at that time. Subsequently, on August 22, 2005, the Company filed a 6/30/2005 Form 10-QSB with the SEC which indicated that the Company's independent registered public accounting firm was unable to complete its required review of the Form 10-QSB for the reason described below. As a result of the above, the American Stock Exchange staff advised the Company that it is not in compliance with sections 134 and 1101 of the AMEX Company Guide which requires timely filing of a Company's 10-QSB's with the Securities and Exchange Commission. The American Stock Exchange staff invited the Company to submit a plan of compliance by September 9, 2005. Such a plan, which requires AMEX approval, is to show the Company will regain its compliance with the AMEX listing requirements no later than October 6, 2005.

The filed Form 12b-25 stated the reason for the filing delay. On August 22, 2005, the Company filed a Form 10-QSB and indicated that the Company's independent registered public accounting firm was unable to complete a review of the interim unaudited financial statements included therein due to the Company's ongoing investigation of certain checks issued from the Company's payroll account which were not in conformity with the Company's controls and procedures.

The Company is working with the accounting firm engaged by the Company's Audit Committee to complete the investigation so as to enable the Company to obtain the necessary accountant's review of the Form 10-QSB for the quarter ended June 30, 2005 as soon as reasonably practicable and to restore our compliance with the AMEX requirements.